                                                                    EXHIBIT 10.7



                               CREDIT AGREEMENT

                                     among

                              ZANY BRAINY, INC.,

                     the Subsidiaries of Zany Brainy, Inc.
                        set forth on Schedule 1 hereto
                                 ("Borrowers")

                                      and

                           FIRST UNION NATIONAL BANK
                                   ("Bank")



                                 June 14, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
SECTION 1 - DEFINITIONS..................................................  1
      1.1.  Definitions..................................................  1
      1.2.  Accounting Principles........................................ 11

SECTION 2 - CREDIT FACILITY.............................................. 11
      2.1.  The Facility................................................. 11
      2.2.  Promissory Note.............................................. 12
      2.3.  Use of Proceeds.............................................. 12
      2.4.  Repayment.................................................... 12
      2.5.  Interest..................................................... 12
      2.6.  Advances..................................................... 15
      2.7.  Reduction and Termination of Commitment...................... 16
      2.8.  Prepayment................................................... 17
      2.9.  Payments..................................................... 17
     2.10.  Commitment Fee............................................... 17
     2.11.  Closing Fee.................................................. 18
     2.12.  Regulatory Changes in Capital Requirements................... 18

SECTION 2A - LETTERS OF CREDIT........................................... 19
     2A.1.  Availability of Credits...................................... 19
     2A.2.  Commitment Availability...................................... 20
     2A.3.  Approval and Issuance........................................ 20
     2A.4.  Obligations of the Borrower.................................. 20
     2A.5.  Collateral Security.......................................... 21
     2A.6.  General Terms of Credits..................................... 22

SECTION 3 - REPRESENTATIONS AND WARRANTIES............................... 23
      3.1.  Organization and Good Standing............................... 23
      3.2.  Power and Authority; Validity of Agreement................... 24
      3.3.  No Violation of Laws or Agreements........................... 24
      3.4.  Material Contracts........................................... 24
      3.5.  Compliance................................................... 24
      3.6.  Litigation................................................... 25
      3.7.  Title to Assets.............................................. 25
      3.8.  Accuracy of Information; Full Disclosure..................... 25
      3.9.  Taxes and Assessments........................................ 26
     3.10.  Indebtedness................................................. 26
     3.11.  Management Agreements........................................ 26
     3.12.  Investments; Capital Structure............................... 26
     3.13.  ERISA........................................................ 27
     3.14.  Fees and Commissions......................................... 27

                                                                        Page
                                                                        ----
     3.15.  No Extension of Credit for Securities.......................  27
     3.16.  Hazardous Wastes, Substances and Petroleum Products.........  28
     3.17.  Solvency....................................................  28
     3.18.  Employee Controversies......................................  29
     3.19.  Year 2000 Compliance........................................  29
     3.20.  Intellectual Property.......................................  29
     3.21.  Foreign Assets Control Regulations..........................  29
     3.22.  Investment Company Act......................................  29
     3.23.  Public Utility Holding Company Act..........................  29

SECTION 4 - CONDITIONS..................................................  30
     4.1.   Effectiveness...............................................  30
     4.2.   Advances....................................................  31

SECTION 5 - AFFIRMATIVE COVENANTS.......................................  31
     5.1.   Existence and Good Standing.................................  31
     5.2.   Interim Financial Statements................................  32
     5.3.   Annual Financial Statements.................................  32
     5.4.   Compliance Certificate......................................  32
     5.5.   Borrowing Base Certificate..................................  32
     5.6.   Additional Information......................................  32
     5.7.   Books and Records...........................................  33
     5.8.   Insurance...................................................  33
     5.9.   Litigation; Event of Default................................  33
     5.10.  Taxes.......................................................  33
     5.11.  Costs and Expenses..........................................  33
     5.12.  Compliance; Notification....................................  33
     5.13.  ERISA.......................................................  34
     5.14.  Fixed Charge Coverage Ratio.................................  34
     5.15.  Leverage Ratio..............................................  35
     5.16.  Minimum Tangible Net Worth..................................  35
     5.17.  Borrowing Base..............................................  35
     5.18.  Management Changes..........................................  35
     5.19.  Transactions Among Affiliates...............................  35
     5.20.  Joinders....................................................  35
     5.21.  Year 2000 Compliance........................................  36
     5.22.  Conduct of Business.........................................  36
     5.23.  Zany.com Sublimit...........................................  36
     5.24.  Other Information...........................................  36


SECTION 6 - NEGATIVE COVENANTS..........................................  36
     6.1.  Indebtedness.................................................  37

                                                                        Page
                                                                        ----
     6.2.  Guaranties.................................................... 37
     6.3.  Loans......................................................... 37
     6.4.  Liens and Encumbrances........................................ 37
     6.5.  Additional Negative Pledge.................................... 38
     6.6.  Restricted Payments........................................... 38
     6.7.  Transfer of Assets; Liquidation............................... 38
     6.8.  Acquisitions and Investments.................................. 38
     6.9.  Payments to Affiliates........................................ 39
     6.10. Use of Proceeds............................................... 39
     6.11. Maximum Capital Expenditures.................................. 39

SECTION 7 - RIGHT OF SET-OFF............................................. 39
     7.1.  Funds of Borrowers in Possession of Bank...................... 39
     7.2.  Right of Set-off.............................................. 39

SECTION 8 - DEFAULT...................................................... 40
     8.1.  Events of Default............................................. 40
     8.2.  Remedies...................................................... 41

SECTION 9 - MISCELLANEOUS................................................ 42
     9.1.  Indemnification and Release Provisions........................ 42
     9.2.  Participations and Assignments................................ 42
     9.3.  Binding and Governing Law..................................... 43
     9.4.  Survival...................................................... 43
     9.5.  No Waiver; Delay.............................................. 43
     9.6.  Modification.................................................. 43
     9.7.  Headings...................................................... 43
     9.8.  Notices....................................................... 43
     9.9.  Payment on Non-Business Days.................................. 45
     9.10. Time of Day................................................... 45
     9.11. Severability.................................................. 45
     9.12. Counterparts.................................................. 45
     9.13. Arbitration................................................... 45
     9.14. Consent to Jurisdiction and Service of Process................ 45
     9.15. WAIVER OF JURY TRIAL.......................................... 46
     9.16. ACKNOWLEDGMENTS............................................... 47

                                     -iii

                        LIST OF SCHEDULES AND EXHIBITS
                        ------------------------------


Schedule 1:    Borrowers

Schedule 2:    Existing Letters of Credit

Exhibit A:     Advance Request Form

Exhibit B:     Form of Note

Exhibit C:     Disclosure Pursuant to Representations and Warranties

Exhibit D:     Funding Costs and Loss of Earnings Calculation

Exhibit E:     Form of Compliance Certificate

Exhibit F:     Form of Borrowing Base Certificate

Exhibit G-1:   Form of Master L/C Agreement

Exhibit G-2:   Form of Electronic L/C Agreement

                               CREDIT AGREEMENT
                               ----------------


          THIS CREDIT AGREEMENT (this "Agreement") is made the 14th day of June, 1999, by and among ZANY BRAINY, INC., a Pennsylvania corporation ("Zany Brainy") and the Subsidiaries of Zany Brainy set forth on Schedule 1 attached hereto (such Subsidiaries, together with Zany Brainy and Zany.com, if joined as provided in Paragraph 5.20(b) below, each individually a "Borrower" and individually and collectively, "Borrowers"); and FIRST UNION NATIONAL BANK, a national banking association ("Bank").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, Borrowers wish to borrow, on a joint and several basis, up to Thirty Million Dollars ($30,000,000) from Bank on a revolving credit basis for the refinancing of existing indebtedness, for the funding of permitted acquisitions, for the general corporate purposes of Borrowers, including working capital, and to provide for the issuance of letters of credit; and

          WHEREAS, Bank wishes to lend to Borrowers, on a joint and several basis, up to Thirty Million Dollars ($30,000,000) on a revolving credit basis, for such purposes, subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

           1.1  Definitions.  When used in this Agreement, the following terms
                -----------
shall have the respective meanings set forth below.

           "Adjusted Libor Rate" means, for any Interest Period, as applied to a
            -------------------
Portion, the rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) determined pursuant to the following formula:

           Adjusted Libor Rate =       Libor Rate
                                 --------------------------
                                  [1 - Reserve Percentage]

For purposes hereof, "Libor Rate" means, as applied to a Portion, the rate which appears on the Telerate Page 3750 at approximately 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of such Interest Period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/100 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which Borrowers may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrowers for such Portion, as may be adjusted from time to time in accordance with Paragraph 2.5(e) hereof.

          "Advance" means a borrowing under the Commitment pursuant to Paragraph
           -------
2.6 hereof.

          "Advance Request Form" means the certificate in the form attached
           --------------------
hereto as Exhibit A to be delivered by Borrowers to Bank as a condition of each Advance hereunder.

          "Affiliate" means as to any party:  (i) any person who or entity which
           ---------
directly or indirectly owns, controls or holds ten percent (10%) or more of the outstanding beneficial interests in such party; (ii) any entity of which ten percent (10%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by such party; (iii) any entity which directly or indirectly is under common control with such party; (iv) any director or general partner of such party or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Credit Agreement and all exhibits hereto, as
           ---------
each may be amended, modified, extended, consolidated or restated from time to time.

          "Bank" means First Union National Bank, a national banking
           ----
association.

          "Base Rate" means the higher of (a) the Federal Funds Rate plus one
           ---------
half of one percent ( 1/2%) per annum or (b) the Prime Rate.

          "Base Rate Portion" means a Portion as to which Borrowers have elected
           -----------------
the rate of interest based on the Base Rate to be applicable.

          "Borrower" means individually, and "Borrowers" means individually and
           --------                           ---------
collectively, Zany Brainy and the direct and indirect Subsidiaries of Zany Brainy listed on Schedule 1 attached hereto and Zany.com and any additional Subsidiaries of Zany Brainy which may join in this Agreement pursuant to Paragraph 5.20 hereof from time to time.

          "Borrowing Base" means as of any date of determination without
           --------------
duplication the sum of (i) fifty percent (50%) of Eligible Inventory and (ii) fifty percent (50%) of the undrawn face amount of all outstanding documentary Letters of Credit.

          "Borrowing Base Certificate" means a certificate in the form of
           --------------------------
Exhibit F attached hereto delivered by Borrowers to Bank pursuant to Paragraph
4.1 or 5.5 hereof.

          "Business Day" means any day not a Saturday, Sunday or a day on which
           ------------
banks are required or permitted to be closed under the laws of the Commonwealth of Pennsylvania.

          "Capital Expenditures" means expenditures for any fixed assets or
           --------------------
improvements, replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including direct or indirect acquisition of such assets, provided that expenditures made pursuant to acquisition transactions permitted by Section 6.8 hereof shall be excluded from the calculation of Capital Expenditures.

          "Capital Leases" means capital leases and subleases, as defined in
           --------------
Statement 13 of the Financial Accounting Standards Board dated November 1976, as amended and updated from time to time.

          "CERCLA" means the Comprehensive Environmental Response, Compensation,
           ------
and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          "Change of Control" means (i) if any person or group within the
           -----------------
meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder (other than Robert A. Fox and Fourcar, B.V.), shall have beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of Zany Brainy (or other securities convertible into such securities) representing fifty percent (50%) of the combined voting power of all securities of Zany Brainy entitled to vote in the election of directors (hereinafter called a "Controlling Person"); or (ii) a majority of the Board of Directors of Zany Brainy shall cease for any reason to consist of: (A) individuals who on the date of this Agreement were serving as directors of Zany Brainy or (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the Board is recommended or approved by a majority of the Board of Directors of Zany Brainy. For purposes of clause (i) above, a person or group shall not be a Controlling Person if such person or group holds voting power in good faith and not for the purpose of circumventing this definition as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (i) above.

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time, and regulations with respect thereto in effect from time to time.

          "Commitment" means at any time the maximum aggregate principal amount
           ----------
up to which Bank has agreed to make Advances under Paragraph 2.1 hereof and/or issue Letters of Credit under Section 2A hereof, being Thirty Million Dollars ($30,000,000) on the date of this Agreement.

          "Compliance Certificate" means a certificate in the form of Exhibit E
           ----------------------
attached hereto delivered by Borrowers to Bank pursuant to Paragraph 4.1 or 5.5 hereof.

          "Default" means an event, condition or circumstance the occurrence of
           -------
which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

          "EBITDAR" means, for any period, net income for such period as defined
           -------
in accordance with GAAP, plus interest expense, provisions for federal, state, local and foreign income taxes, depreciation and amortization expense, Rents, non-cash expense with respect to options or rights to acquire common stock of Zany Brainy or any of its consolidated Subsidiaries as reflected on the financial statements of Zany Brainy and its consolidated Subsidiaries, and non-cash, non-recurring extraordinary items, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

          "Electronic L/C Agreement" means the Import Express Electronic Letter
           ------------------------
of Credit Service Agreement in the form of Exhibit G-2 attached hereto, to be executed and delivered pursuant to Paragraph 4.1 hereof.

          "Eligible Inventory" means all finished goods inventory of Zany Brainy
           ------------------
and its consolidated Subsidiaries, at book value determined in accordance with GAAP, net of any reserves and allowances required by GAAP, excluding, without duplication:

          (a) any inventory located outside of the United States;

          (b) any inventory of a Subsidiary that is not a Borrower;

          (c) any inventory in the possession of a contract manufacturer, or in the possession of a third party on consignment or pursuant to a sale on approval or sale or return, or otherwise located at the place of business of a third party at which such party deals in goods of that kind or under other circumstances in which such third party or creditors of such third party may be able to assert rights in the inventory;

          (d) any inventory represented by warehouse receipts or other documents of title;

          (e) any inventory sold on lay-away or any similar arrangement valued in the aggregate in excess of $25,000; and

          (f) any inventory that is damaged, obsolete, defective or otherwise not salable in the ordinary course of business;

          "Environmental Control Statutes" means any federal, state, county,
           ------------------------------
regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

          "EPA" means the United States Environmental Protection Agency, or any
           ---
successor thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, all
           -----
amendments thereto and all rules and regulations in effect at any time thereunder.

          "ERISA Affiliate" means, when used with respect to any Plan, ERISA,
           ---------------
the PBGC or a provision of the Code pertaining to employee benefit plans, any person or entity that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which any Borrower is a member.

          "Event of Default" means an event described in Paragraph 8.1 hereof.
           ----------------

          "Federal Funds Rate" means, for any day, the effective rate of
           ------------------
interest for such day, as announced from time to time by the Board of Governors of the Federal Reserve System as shown in publication H.15 as the "Federal Funds Rate."

          "Fixed Charge Coverage Ratio" means, as of any date of determination,
           ---------------------------
with respect to Zany Brainy and its consolidated Subsidiaries (other than Zany.com), the ratio of (i) EBITDAR, for the most recent Rolling Period, to (ii) the sum of interest expense and Rents, for the most recent Rolling Period, in each case as determined in accordance with GAAP.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, subject to Paragraph 1.2 hereof; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period, subject to Paragraph 1.2 hereof.

          "Hazardous Substance" means petroleum products and items defined in
           -------------------
the Environmental Control Statutes as "hazardous substances," "hazardous wastes," "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant regulated under any Environmental Control Statutes.

          "Indebtedness" of any person as of any date of determination means and
           ------------
includes all obligations of such person which, in accordance with GAAP, shall be classified on a balance sheet of such person as liabilities of such person and in any event shall include, without duplication, all (i) obligations of such person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, notwithstanding that such person has not assumed or become liable for the payment of such obligations, to the extent of the fair market value of such property, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capital Leases,
(v) guarantees and (vi) letters of credit and letter of credit reimbursement obligations.

          "Intangible Assets" means for Zany Brainy and its consolidated
           -----------------
Subsidiaries (other than Zany.com), all assets which would be classified in accordance with GAAP as intangible assets, including without limitation, all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, tradenames, goodwill, experimental or organization expenses and other like intangibles, the cash surrender value and other like intangibles of any life insurance policy, treasury stock and unamortized debt discount.

          "Interest Period" means, with respect to any Libor Portion, a period
           ---------------
of one (1), two (2), three (3) or six (6) months' duration, as Borrowers may elect, during which the Adjusted Libor Rate is applicable; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, subject to clause (c) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (c) with respect to an Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month; and (d) Borrowers may not elect an Interest Period that would extend past the Termination Date.

          "Lease" means a lease of real property to which any Borrower is a
           -----
party.

          "Letter of Credit" means individually, and "Letters of Credit" means
           ----------------                           -----------------
individually and collectively, the letter(s) of credit issued from time to time by Bank pursuant to the terms and conditions of Section 2A hereof.

          "Leverage Ratio" means, as of any date of determination, with respect
           --------------
to Zany Brainy and its consolidated Subsidiaries (other than Zany.com), the ratio of Total Funded Debt plus the face amount of all letters of credit issued and outstanding for the benefit of Zany Brainy or any of its consolidated Subsidiaries (other than Zany.com), each as of such date of determination, to Total Capitalization as of such date of determination.

          "Libor Portion" means a Portion as to which Borrowers have elected the
           -------------
rate of interest based on the Adjusted Libor Rate to be applicable.

          "Loan" means the aggregate outstanding principal balance of
           ----
Indebtedness advanced and the undrawn face amount of all Letters of Credit issued under the Commitment, and. without duplication, the amount of all unreimbursed draws under Letters of Credit, together with interest accrued thereon and fees and expenses incurred in connection with any of the foregoing.

          "Loan Documents" means this Agreement, the Note, the Master L/C
           --------------
Agreement, the Electronic L/C Agreement and the other documents and agreements executed and delivered in connection with this Agreement.

          "Local Authorities" means individually and collectively the state and
           -----------------
local governmental authorities and administrative agencies which govern the business, commercial activities or facilities owned or operated by any Company.

          "London Business Day" means any Business Day on which banks in London,
           -------------------
England are open for business.

          "Master L/C Agreement" means the Master Letter of Credit Agreement in
           --------------------
the form of Exhibit G-1 attached hereto, executed and delivered pursuant to Paragraph 4.1 hereof.

          "Material Adverse Effect" means a material adverse effect on (i) the
           -----------------------
business, assets, prospects or financial condition of Zany Brainy and its consolidated Subsidiaries taken as a whole or (ii) the ability of Zany Brainy, or the Borrowers taken as a whole, to perform its or their respective obligations under any Loan Document.

          "Net Proceeds" means, with respect to any Sale of Material Assets, the
           ------------
gross cash proceeds received by a Borrower from such sale, less the sum of (i) all income taxes and other taxes assessed by a governmental authority as a result of such sale and any other reasonable fees and expenses incurred in connection therewith, (ii) the principal amount of, premium, if any, and interest on Indebtedness secured by a Lien on the assets (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale, and (iii) with respect to any offering of capital stock or issuance of Indebtedness, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other reasonable fees and expenses incurred in connection therewith.

          "Note" means the promissory note in the form of Exhibit B attached
           ----
hereto delivered by Borrowers to Bank, as may be amended, modified, extended, consolidated or restated from time to time.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any
           ----
successor thereto.

          "Permitted Acquisitions" means, after ten (10) Business Days prior
           ----------------------
written notice to Bank, an acquisition of the stock or assets of any entity the business of which is engaged in a business directly related to a business of Borrowers as set forth in Paragraph 5.24 hereof and which acquisitions, either singly or in the aggregate after the date hereof, involve total consideration (including contingent payments, and cash and non-cash consideration) of not more than Five Million Dollars ($5,000,000), and such other acquisitions to which the Bank shall consent in writing.

          "Permitted Investments" means:
           ---------------------

               (a) investments in commercial paper;

               (b) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America;

               (c) obligations issued or guaranteed by any State or political subdivision thereof:

               (d) investments in certificates of deposit maturing within one
(1) year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term deposits of which are rated A1 or better by Moody's Investor Service, Inc. or equivalent by Standard & Poor's Corporation;

               (e) investments in money market funds which invest solely in any of the foregoing (a) through (d) above; and

               (f) repurchase agreements with a bank or trust company (including
Bank) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued or fully guaranteed by the United States of America in which Borrower has a perfected first priority security interest (subject to no other liens or encumbrances) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

               provided that the investments described in (a) - (c) above which are: (i) rated "AA" (or the equivalent thereof) or better by Standard & Poor's Corporation shall mature within three (3) years of the acquisition thereof; and
(ii) rated "A-1" (or the equivalent thereof) or better by Standard & Poor's Corporation shall mature within one (1) year of the acquisition thereof.

          "Plan" means any employee pension benefit or employee welfare benefit
           ----
plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to, or covering employees of any Borrower or any ERISA Affiliate.

          "Portion" means a portion of the Loan as to which a specific interest
           -------
rate and, in the case of a Libor Portion, an Interest Period, has been elected by Borrower.

          "Prime Rate" means the rate of interest announced by Bank from time to
           ----------
time as its prime rate.

          "Regulation D" means Regulation D of the Board of Governors of the
           ------------
Federal Reserve System, comprising Part 204 of Title 12 Code of Federal Regulations, as amended, and any successor thereto.

          "Release" means any spill, leak, emission, discharge or the pumping,
           -------
pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

          "Rents" means all payments made to a landlord in connection with a
           -----
lease of real property, including without limitation, payments for rent, utilities and taxes.

          "Reserve" means, for any day, that reserve (expressed as a decimal)
           -------
which is in effect (whether or not actually incurred) with respect to Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject) for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

          "Reserve Percentage" means, for Bank on any day, that percentage
           ------------------
(expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which Bank is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which Bank is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Libor Portion. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. Bank hereby acknowledges that on the date of this Agreement the Reserve Percentage is zero (0).

          "Restricted Payments" means:  redemptions, repurchases, and
           -------------------
distributions of any kind in respect of Zany Brainy's capital stock.

          "Rolling Period" means a period of four consecutive fiscal quarters
           --------------
for which income statements have been (or are required to have been) delivered hereunder.

          "Subsidiary" means any corporation, partnership or other legal entity
           ----------
of which any Borrower, directly or indirectly (including as beneficiary of a business trust), owns more than fifty percent (50%) of any class or classes of securities or partnership interests, and any partnership in which a Borrower is a general partner. Unless otherwise specified, references to "Subsidiaries" herein shall mean direct and indirect Subsidiaries of Zany Brainy.

          "Tangible Net Worth" means, as of the date of determination,
           ------------------
stockholders' equity of Zany Brainy and its consolidated Subsidiaries (other than Zany.com), in accordance with GAAP, minus Intangible Assets.

          "Termination Date" means the earlier of (i) June 14, 2002, or (ii) the
           ----------------
date on which the Commitment is terminated pursuant to Paragraph 2.7 hereof.

          "Total Capitalization" means stockholders' equity of Zany Brainy and
           --------------------
its consolidated Subsidiaries (other than Zany.com) plus Total Funded Debt plus the face amount of all letters of credit issued and outstanding for the benefit of Zany Brainy or any of its consolidated Subsidiaries (other than Zany.com).

          "Total Funded Debt" means, as of the date of determination, the
           -----------------
aggregate principal amount of all Indebtedness of Zany Brainy and its consolidated Subsidiaries (other than Zany.com) for:

                    (i) borrowed money other than trade indebtedness incurred in the normal and ordinary course of business for value received having a final maturity of one year or more from the date of determination;

                    (ii)  installment purchases of real or personal property;

                    (iii) Capital Leases;

                    (iv)  all obligations under "synthetic" or similar leases;
and

                    (v) guaranties of Total Funded Debt or any portion of Total Funded Debt of others, without duplication.

          "Year 2000 Compliant" means, as to any computer system or application
           -------------------
or micro-processor dependent good or equipment, that it is designed and intended to be used prior to, during and after the calendar year 2000 AD and that it will operate as designed and intended during each such time period without error relating to date data or date information, specifically including any error relating to, or the product of, date data or date information that represents or references different centuries or more than one century.

          "Zany Brainy" means Zany Brainy, Inc., a Pennsylvania corporation and
           -----------
a Borrower under this Agreement.

          "Zany.com" means the Internet subsidiary or joint venture to be formed
           --------
by Zany Brainy and to be added as a Borrower under this Agreement pursuant to Paragraph 5.20 hereof.

          "Zany.com Sublimit" means the portion of the Commitment up to which
           -----------------
Bank has agreed to make loans to Zany.com, being One Million Dollars ($1,000,000) on the date hereof.

          1.2  Accounting Principles.  Except as otherwise provided herein,
               ---------------------
financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. If Borrowers or Bank determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the other within thirty (30) days after the effective date of such change in GAAP, require renegotiation of the financial covenants affected by such change to modify such covenants as necessary to equitably reflect such change in GAAP. If Borrowers and Bank have not agreed on revised covenants within thirty (30) days after the delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change occurred that gave rise to the notice.

                                   SECTION 2

                                CREDIT FACILITY
                                ---------------

           2.1. The Facility.
                ------------

                    (a) Commitment.  From time to time prior to the Termination
                        ----------
Date, subject to the provisions below, Bank agrees to make Advances to Borrowers, jointly and severally, which Borrowers may repay and reborrow prior to the Termination Date, for purposes specified in Paragraph 2.3 hereof; provided, however, that: (i) the aggregate outstanding principal amount of such Advances shall not exceed at any time the lesser of the Commitment or the Borrowing Base as from time to time in effect, (ii) the aggregate outstanding principal amount of Advances made to Zany.com (including Letters of Credit issued for the benefit of Zany.com) shall not exceed at any time the Zany.com Sublimit, (iii) Zany.com shall be liable for principal of up to a limit of One Million Dollars ($1,000,000) plus interest, expenses and fees, all relating to Advances made to, and for reimbursement of amounts paid by Bank and fees and expenses related to Letters of Credit issued for the benefit of, Zany.com, and
(iv) during the period from December 1 through January 31 of each fiscal year of Borrowers, beginning with the fiscal year ending in January, 2000, for a period of twenty (20) consecutive calendar days, Borrowers may not request, nor shall there be outstanding, any Advances (but Borrowers may request the issuance of Letters of Credit, and Letters of Credit may remain issued.)

                    (b) Joint and Several Obligation.  The obligations of
                        ----------------------------
Borrowers hereunder are and shall be joint and several, provided however, that the obligations of Zany.com shall be as set forth in Paragraph 2.1(a) above.

                    (c) Authority of Zany Brainy.  Each of the Borrowers hereby
                        ------------------------
irrevocably authorizes and requests that Zany Brainy execute all Advance Request Forms, make all elections as to interest rates and take any other actions required or permitted of Borrowers under this Agreement, on its respective behalf, in each case with the same force and effect as if such Borrower had executed such Advance Request Form, made such election or taken such other action itself. All requests for Advances and the issuance of Letters of Credit by or for the benefit of Zany.com shall also require the signature of Zany Brainy. Any request, application or other communication by Zany Brainy may be relied on by Bank, and any communication by Bank shall be made to Zany Brainy, and shall be binding on each Borrower, jointly and severally, as fully as if such request, application or other communication were made directly by or to each such Borrower.

           2.2. Promissory Note. The Indebtedness of the Borrowers to Bank under
                ---------------
the Loan will be evidenced by a Note executed by Borrowers in favor of Bank.
The original principal amount of the Note will be in the amount of the Commitment; provided, however, that notwithstanding the face amount of such Note, Borrowers' liability thereunder shall be limited at all times to the actual Indebtedness, principal, interest, fees and expenses then outstanding to Bank under the Loan.

          2.3. Use of Proceeds.  Funds advanced under the Loan shall be used
               ---------------
solely: (i) for the refinancing of existing Indebtedness of Borrowers; (ii) for Permitted Acquisitions; (iii) for Borrowers' working capital needs and general corporate purposes and (iv) for the reimbursement of draws under Letters of Credit in accordance with Paragraph 2A.4 hereof.

          2.4. Repayment.  The aggregate outstanding principal balance under the
               ---------
Loan, together with all interest, fees and costs due hereunder, shall be due and payable in full on the Termination Date. Notwithstanding the immediately preceding sentence, the aggregate outstanding balance of the Loan shall be due and payable immediately upon acceleration of the Loan in accordance with Paragraph 8.2 hereof.

          2.5. Interest.  Portions of the Loan shall bear interest on the
               --------
outstanding principal amount thereof in accordance with the following provisions:

                    (a)  Interest on Loan.
                         ----------------

                         (i)  At the Borrowers' election in accordance with the
provisions of Paragraph 2.5(b) below, in the absence of an Event of Default hereunder and prior to maturity or judgment, and subject to clause (ii) below, any Portion of the Loan (which shall not include the undrawn face amount of Letters of Credit, as to which the fees set forth in Paragraph 2A.4 shall be applicable) shall bear interest at either of the following rates:

                              (A)  Base Rate.  The Base Rate.
                                   ---------

                              (B)  Adjusted Libor Rate.  The Adjusted Libor Rate
                                   -------------------
                    plus one and three-fourths percent (1 3/4%) per annum.

                         (ii) Notwithstanding the foregoing, upon the occurrence
and during the continuance of an Event of Default hereunder, including after maturity and upon judgment, Borrowers hereby agree to pay to Bank interest on the outstanding principal balance of the Loan at the rate of two percent (2%) per annum in excess of the rate then available to and elected by the Borrowers for each Portion then outstanding, and with respect to Portions bearing interest based on the Adjusted Libor Rate, at the end of the applicable Interest Period and thereafter, such Portions shall bear interest at the rate of two percent (2%) per annum in excess of the Base Rate, such rate to change when and as the Base Rate changes.

               (b) Procedure for Determining Interest Periods and Rates of
                   -------------------------------------------------------
Interest.
--------

                   (i) If Borrowers elect the rate based on the Base Rate to be applicable to a Portion, Borrowers must notify Bank of such election in writing prior to eleven o'clock (11:00) a.m. Philadelphia time one (1) Business Day prior to the proposed application of such rate. If Borrowers elect the rate based on the Adjusted Libor Rate to be applicable to a Portion, Borrowers must notify Bank of such election and the Interest Period selected prior to eleven o'clock (11:00) a.m. Philadelphia time at least two (2) London Business Days prior to the commencement of the proposed Interest Period. If Borrowers do not provide notice for the rate based on the Adjusted Libor Rate, then Borrowers shall be deemed to have requested that the rate based on the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance of the Loan until Borrowers shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.5(b).

               (ii) Borrowers shall not elect more than five (5) different Libor Portions to be applicable to the Loan at one time, and any Portion shall be in an even multiple of One Hundred Thousand Dollars ($100,000).

          (c)  Payment and Calculation of Interest.  With respect to Libor
               -----------------------------------
Portions, interest shall be due and payable on the last day of each Interest Period for each such Portion, and, in the case of a Libor Portion with an Interest Period of six (6) months, on the ninetieth (90th) day after the commencement of such Interest Period and on the last day of the Interest Period. With respect to Base Rate Portions, interest shall be due and payable on the last Business Day of each March, June, September and December commencing on the first such date after the first Advance which bears interest at the Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.5(a) hereof; all interest based on the Adjusted Libor Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days, and interest based on the Base Rate shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable.

          (d)  Reserves.  If at any time when a Libor Portion is outstanding,
               --------
Bank (or a bank Affiliate of Bank) is subject to and incurs a Reserve, Borrowers hereby agree to pay within five (5) Business Days of demand thereof from time to time, as billed by Bank, such additional amount as is necessary to reimburse Bank for its costs in maintaining such Reserve to the extent that such costs are not reflected in the Reserve Percentage used to determine the Adjusted Libor Rate. Such amount shall be computed by taking into account the cost incurred by Bank in maintaining such Reserve in an amount equal to the Portion on which such Reserve is incurred, which computation shall be set forth in any such demand by Bank. The determination by Bank of such costs incurred and the allocation of such costs among Borrowers and other customers which have similar arrangements with Bank shall be prima facie evidence of the correctness of the fact and the amount of such additional costs, if calculated in a manner consistent with similar charges made by Bank to its other customers having similar arrangements with Bank. Upon notification to Borrowers of any payment required pursuant to this Paragraph 2.5(d), Borrowers (A) shall make such payment in accordance with the provisions hereof and (B) may repay the Portion of the Loan with respect to which such payment is required, subject to the requirements of Paragraph 2.8 and 2.5(f) hereof.

          (e)  Special Provisions Applicable to Adjusted Libor Rate.  The
               ----------------------------------------------------
following special provisions shall apply to the Adjusted Libor Rate:

               (i) Change of Adjusted Libor Rate.  The Adjusted Libor Rate may
                   -----------------------------
be automatically adjusted by Bank on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to subparagraph (e) above, that increase the cost to Bank of funding the Loan or a portion thereof bearing interest based on the Adjusted Libor Rate. Bank shall give Borrowers notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrowers may, by notice to Bank, (A) request Bank to furnish to Borrowers a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion of the Loan with respect to which such adjustment is made, subject to the requirements of Paragraph 2.8 and 2.5(f) hereof.

                    (ii)  Unavailability of Eurodollar Funds.  In the event that
                          ----------------------------------
Borrowers shall have requested the rate based on the Adjusted Libor Rate in accordance with Paragraph 2.5(b) and Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the Portion and for the Interest Period specified are unavailable, or that the rate based on the Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrowers during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted Libor Rate applicable to the specified Interest Period, Bank shall give notice of such determination to Borrowers that the rate based on the Adjusted Libor Rate is not available. A determination by Bank hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination,
(i) the obligation to advance or maintain Libor Portions shall be suspended until Bank shall have notified Borrowers that such conditions shall have ceased to exist, and (ii) the rate based on the Base Rate shall be applicable to all Portions.

                    (iii) Illegality.  In the event that it becomes unlawful for
                          ----------
Bank (or Bank's bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any Portion of the Loan subject to the rate based on the Adjusted Libor Rate, then Bank shall immediately notify Borrowers thereof and Bank's obligations hereunder to advance or maintain Advances at the rate based on the Adjusted Libor Rate shall be suspended until such time as Bank (or Bank's bank Affiliate) may again cause the rate based on the Adjusted Libor Rate to be applicable to any Portion of the outstanding principal balance of the Loan, and any Portion shall then be subject to the rate based on the Base Rate.

               (f)  Funding Costs and Loss of Earnings.  In the event that
                    ----------------------------------
Borrowers shall have requested the Adjusted Libor Rate to be applicable to a Portion to be advanced and Borrowers shall revoke the request for such Advance or shall fail to meet the conditions to such Advance as set forth in Section Four hereof, and in connection with any prepayment or repayment of a Libor Portion made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrowers shall pay to Bank all reasonable funding costs and loss of earnings which may arise in connection with such revocation of request for or failure to meet the conditions to such Advance or such prepayment or repayment, as calculated by Bank in accordance with Exhibit D hereto.

           2.6. Advances.
                --------

                    (a)  Advance Request.  Borrowers shall give Bank written
                         ---------------
notice of each requested Advance under the Commitment, not later than eleven o'clock (11:00) a.m. Philadelphia time, on the day of the proposed Advance in the case of an Advance of a Base Rate Portion, and two (2) Business Days prior to an Advance of a Libor Portion, specifying the date, amount and purpose thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A, shall be certified by the chief financial officer, controller or assistant controller of Zany Brainy, and, in the case of Advances to Zany.com, by the chief financial officer, controller or assistant controller of Zany.com, and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of and upon receipt of the date of and upon receipt of the requested Advance:

                         (i)   the aggregate amount of the requested Advance,
which shall be an even multiple of $100,000;

                         (ii)  the Borrower for whose benefit the Advance is
requested;

                         (iii) confirmation of compliance with Paragraphs 5.14
through 5.17 hereof as of the most recent date for which a Compliance Certificate or Borrowing Base Certificate, as applicable, has been (or is required to have been) delivered, and taking into account any Advances, including the requested Advance, and payments since such date; and

                         (iv)  statements that the representations and
warranties set forth herein and in the other Loan Documents are true and correct in all material respects as of the date thereof (or if such representation or warranty is expressly stated to have been made as of a specific date, such date), provided that the representations and warranties insofar as they refer to the accuracy of matters set forth in Exhibit C may be amended (i) by the Borrowers to reflect any transaction expressly permitted under Article 5 or 6 hereof or (ii) with the written consent of Bank; no Event of Default or Default hereunder has occurred and is then continuing or will be caused by the requested Advance; and there has been no Material Adverse Effect since the date of the most-recently delivered audited financial statements pursuant to Paragraph 5.3 hereof; and no event or circumstance (or combination of events or circumstances) has occurred which is reasonably likely to have a Material Adverse Effect.

               (b)  Procedures.  Upon receiving a request for an Advance in
                    ----------
accordance with subparagraph (a) above, subject to the satisfaction of the terms and conditions hereof, Bank shall make the requested Advance available to Borrowers by crediting such amount to Borrowers' deposit account with Bank as designated by Zany Brainy from time to time not later than one o'clock (1:00) p.m. on the day of the requested Advance.

               (c)  Requests Irrevocable.  Each request for an Advance pursuant
                    --------------------
to this Paragraph 2.6 shall be irrevocable and binding on Borrowers. In the case of any Advance bearing interest at the rate based upon the Adjusted Libor Rate, Borrowers shall indemnify Bank against any loss, cost or expense incurred by Bank as a result of not borrowing such funds on the requested Advance date, including as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four hereof, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Bank to fund the Advance to be made by Bank when such Advance, as a result of such failure, is not made on such date, as calculated by Bank in accordance with Exhibit D attached hereto.

           2.7. Reduction and Termination of Commitment.
                ---------------------------------------

                    (a) Borrowers.  Borrowers shall have the right at any time
                        ---------
and from time to time, upon three (3) Business Days' prior written notice to Bank, to reduce the Commitment in increments of $1,000,000 or multiples thereof without penalty or premium, provided that on the effective date of such reduction Borrowers shall make a prepayment of the Loan in an amount, if any, by which the aggregate outstanding principal balance of the Loan exceeds the amount of the Commitment as then so reduced, together with accrued interest on the amount so prepaid and any amounts due pursuant to Paragraph 2.5(f) hereof.

                    (b) Bank.  Bank shall have the right to terminate the
                        ----
Commitment at any time, in its discretion and upon notice to Borrowers, upon the occurrence and during the continuation of any Event of Default hereunder (except if an Event of Default described in Paragraph 8.1(i) shall occur with respect to any Borrower, in which case termination of the Commitment shall occur automatically without notice).

                    (c) Restoration Only With Consent.  Any termination or
                        -----------------------------
reduction of the Commitment pursuant to subparagraphs 2.7(a) and (b) hereof shall be permanent, and such Commitment cannot thereafter be restored or increased without the written consent of Bank.

           2.8. Prepayment.
                ----------

                    (a) Borrowers may repay all or any portion of the outstanding principal balance under the Loan without premium or penalty, provided that any such payment shall include all accrued interest on the amount prepaid plus any amounts which may be due pursuant to Paragraph 2.5(f) hereof.

                    (b) If at any time the aggregate outstanding principal balance of the Loan, including without duplication the undrawn amount of all outstanding Letters of Credit, is in excess of the Borrowing Base, Borrowers shall promptly make a prepayment of the Loan in accordance with subparagraph (a) above in an amount sufficient to reduce the balance of the Loan, including without duplication the undrawn amount of all outstanding Letters of Credit, to an amount less than or equal to the Borrowing Base, together with interest on the amount prepaid through the date of prepayment and any amounts owed pursuant to Paragraph 2.5(f) hereof.

                    (c) If at any time the aggregate outstanding principal balance of the Loans to Zany.com, including, without duplication, the undrawn amount of all outstanding

Letters of Credit for the benefit of Zany.com, exceeds the Zany.com Sublimit, Borrowers shall promptly make a prepayment of the Loan in accordance with subparagraph (a) above in an amount sufficient to reduce the balance of the Loans to and, without duplication, the undrawn amounts of Letters of Credit for the benefit of Zany.com, to an amount less than or equal to the Zany.com Sublimit, together with interest on the amount prepaid through the date of prepayment and any amounts owed pursuant to Paragraph 2.5(f) hereof.

                (d) Mandatory prepayments made pursuant to Paragraph 2.8 hereof shall not reduce the Commitment and may be reborrowed.

          2.9.  Payments.  All payments of principal, interest, fees and other
                --------
amounts due hereunder, including any prepayments thereof, shall be made by Borrowers to Bank in immediately available funds before twelve o'clock (12:00) noon, Philadelphia time, on any Business Day at the office of Bank at One South Penn Square, Philadelphia, PA 19107. Borrowers hereby authorize Bank to charge Borrowers' accounts with Bank for all payments of principal, interest and fees, if not paid when due.

          2.10. Commitment Fee.  Borrowers shall pay to Bank a non-refundable
                --------------
commitment fee at the rate of one-fourth of one percent ( 1/4%) per annum on the unborrowed portion of the Commitment from the date hereof through the Termination Date, which fees shall be payable at the offices of Bank quarterly in arrears on the last day of each March, June, September and December and on the applicable Termination Date. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty five (365) days.

          Borrowers and Bank hereby agree that for purposes of calculating the commitment fee to be paid from time to time under this Paragraph 2.10, the unborrowed portion of the Commitment (on which such fee is calculated) shall be reduced by the amount available to be drawn under outstanding Letters of Credit.

          2.11. Closing Fee.  On the date of execution of this Agreement,
                -----------
Borrowers shall pay to Bank the unpaid balance of a total closing fee of Twenty-Five Thousand Dollars ($25,000).

          2.12. Regulatory Changes in Capital Requirements.  If Bank shall have
                ------------------------------------------
determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or any lending office of Bank) or Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency which is generally applicable to banks comparable to Bank, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, as a consequence of this Agreement, the Commitment, Advances, Letters of Credit or the Loan made by Bank pursuant hereto, to a level below that which Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank or its holding company for any such reduction suffered together with interest on each such amount from the date due until payment in full thereof at the rate provided in Paragraph 2.5(a)(ii) hereof with respect to amounts not paid when due. Bank will notify Borrowers of any event occurring after the date of this Agreement that will entitle Bank to compensation pursuant to this Paragraph 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

          A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank or its holding company as specified above and describing the calculation of such amount shall be delivered to Borrowers and shall be conclusive absent manifest error, if calculated and charged in a manner consistent with similar charges made by Bank to its other customers having similar arrangements with Bank. Borrowers shall pay Bank the amount shown as due on any such certificate delivered by Bank within ten (10) days after its receipt of the same.

          Failure on the part of Bank to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of Bank's right to demand compensation with respect to any other period except as otherwise limited by the terms of this Paragraph 2.12.


                                  SECTION 2A

                               LETTERS OF CREDIT
                               -----------------

           2A.1.  Availability of Credits.
                  -----------------------

                  (a)  Terms of Letters of Credit.  Subject to the terms and
                       --------------------------
conditions set forth herein, Bank shall from time to time prior to the Termination Date issue Letters of Credit for the account of one or more Borrowers on the following terms and conditions:

                       (i) at the time of issuance of the Letter of Credit, the sum of the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under Letters of Credit, plus the outstanding principal balance of the Loan, all without duplication, shall not exceed the lesser of the Commitment or the Borrowing Base;

                       (ii) at the time of issuance of the Letter of Credit, if such Letter of Credit is for the benefit of Zany.com, the sum of the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder for the benefit of Zany.com plus any unreimbursed draws under Letters of Credit for the benefit of Zany.com, plus the outstanding principal balance of Loans to Zany.com, all without duplication, shall not exceed the Zany.com Sublimit.

                        (iii) the final expiration date of each Letter of Credit shall be on or before the earlier of (i) one year, in the case of standby Letters of Credit, and one hundred eighty (180) days, in the case of documentary Letters of Credit, from the date of issuance thereof or (ii) the Termination Date;

                        (iv) there shall not exist at the time of issuance of the Letter of Credit, or as a result thereof, any Default or Event of Default hereunder; and

                        (v) each Letter of Credit issued under this Section 2A shall be utilized by a Borrower for legitimate purposes in the ordinary course of its business.

          (b)   Extension of Letters of Credit.  Notwithstanding the provisions
                ------------------------------
of this Paragraph 2A.1 requiring that the final expiry of each Letter of Credit be on or before the Termination Date, Bank hereby agrees that it may issue, upon Borrowers' request if required by a proposed beneficiary, a Letter of Credit which by its terms may be extended beyond the Termination Date. With respect to any such Letter of Credit issued hereunder, Borrowers hereby agree that they will deliver on or before the Termination Date cash collateral in an amount equal to one hundred five percent (105%) of the outstanding undrawn amount of each such Letter of Credit pursuant to Paragraph 2A.5 hereof.

          (c)   Letters of Credit issued by CoreStates/First Union. Reference is
                --------------------------------------------------
made to the letters of credit issued by CoreStates Bank, N.A., predecessor by merger to Bank, or Bank, in its individual capacity, the face amount, beneficiary and number of which are listed on Schedule 2 attached hereto (the "Existing Letters of Credit"). The Borrowers and Bank hereby agree that as of the date of this Agreement all such Existing Letters of Credit shall hereinafter be Letters of Credit, as if originally issued hereunder and the Bank shall participate in such Letters of Credit as provided herein, provided Borrowers will not be obligated to pay any additional issuance fees in connection with such Letters of Credit.

          2A.2. Commitment Availability.  The amount available under the
                -----------------------
Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit. The amount by which the availability of the Commitment is so reduced shall not be available for Advances under Paragraph 2.6 hereof, except Advances thereunder which are made to reimburse Bank for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.3 hereof.

          2A.3. Approval and Issuance.
                ---------------------

                (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, or that an outstanding Letter of Credit issued for its account be amended, such Borrower shall give Bank: (i) in the case of a standby Letter of Credit, written request therefor (or an electronic request pursuant to procedures established between Borrowers and Bank) at least six (6) Business Days prior to issuance and (ii) in the case of a documentary Letter of Credit, written request therefor (or an electronic request pursuant to procedures established between Borrowers and Bank) one (1) Business Day prior to issuance.

                (b) Letters of Credit and amendments thereto shall be requested, processed and issued, and draws thereon shall be negotiated, processed and paid, in accordance with and subject to the terms and procedures of the Master L/C Agreement and the Electronic L/C Agreement entered into between Borrowers and Bank.

                (c) It shall be a condition to the issuance of any Letter of Credit that the conditions set forth in Paragraphs 2A.1(a) and 4.2 hereof shall be satisfied.

          2A.4. Obligations of the Borrower.  Borrowers agree to pay to Bank in
                ---------------------------
connection with each Letter of Credit issued hereunder:

                (a) immediately upon the demand of Bank, the amount paid by Bank with respect to such Letter of Credit;

                (b) immediately upon demand of Bank, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.6 and any other amounts paid thereunder (it being understood that Bank is not required to make demand upon or proceed against any other party or to resort to any Collateral before obtaining payment from Borrowers);

                (c) quarterly in arrears on the last Business Day of each March, June, September and December: (i) a fee calculated on the average outstanding amount of all documentary Letters of Credit for such period at a rate per annum equal to one percent (1%) and (ii) a fee calculated on the average outstanding amount of all standby Letters of Credit for such period at a rate per annum equal to one and three fourths percent (1 3/4%) per annum, together with any Letter of Credit fees customarily charged by Bank;

                (d) interest on any Indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate set forth in Paragraph 2.5(a)(i)(A) hereof from the date of payment by Bank (if not reimbursed by Borrowers on the same day) to the date one (1) Business Day after notice to Borrowers of such payment, and thereafter at the rate applicable to Portions bearing interest based on the Base Rate under Paragraph 2.5(a)(ii) hereof; interest under this subparagraph (d) shall be paid at the times and in the manner set forth in Paragraph 2.5 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrowers on the same day) from the date of payment by Bank, whether or not demand is made, until such amounts are reimbursed by Borrowers whether before, at or after demand.

                (e) On or before the Termination Date, in the absence of a Default or Event of Default at such time, and subject to the provisions of Paragraph 2.6 hereof, Bank hereby agrees to advance funds to Borrowers under the Loan to make the payments required under Paragraphs 2A.4(a) and (b) hereof. If any payment by Bank of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an Advance under Paragraph 2.6 hereof. Such reimbursement obligation shall be repayable, prepayable, and otherwise subject to all the terms and conditions thereof as if advanced by Bank pursuant to Paragraph 2.6 hereof (but without duplication).

           2A.5.  Collateral Security.
                  -------------------

                  (a) On the termination of the Commitment or the occurrence of an Event of Default, Bank may require (and in the case of an Event of Default occurring under Paragraph 8.1(i) it shall be required automatically) that Borrowers deliver to Bank cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred five percent (105%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Bank shall be entitled to liquidate such of the other collateral for the Loan (if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

                  (b) Any cash collateral deposited under subparagraph (a) above, and all interest earned thereon, shall be held by Bank and invested and reinvested at the expense and the written direction of Borrowers, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

           2A.6.  General Terms of Credits.  The following terms and conditions
                  ------------------------
apply with respect to each Letter of Credit notwithstanding anything to the contrary contained herein:

                  (a) Borrowers assume all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to the use of the Letter of Credit or with respect to the beneficiary's obligations to Borrowers. Neither Bank nor any of its officers or directors shall be liable or responsible for, and Borrowers hereby agree to indemnify and hold Bank harmless (except for the issuer's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Letter of Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) the payment by Bank against presentation of facially conforming documents; (iv) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; or (v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  (b) To the extent any failure to comply with the provisions of this Paragraph 2A.5(b) would, either individually or in the aggregate, result in a Material Adverse Effect, Borrowers agree to procure or to cause the beneficiaries of each documentary Letter of

Credit to procure promptly any necessary import and export or other licenses for the import or export or shipping of any goods referred to in or pursuant to a Letter of Credit and to comply and to cause the beneficiaries to comply with all foreign and domestic governmental regulations with respect to the shipment and warehousing of such goods or otherwise relating to or affecting such Letter of Credit, including governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as Bank may at any time reasonably require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be customary in the industry and to cause Bank's interest to be endorsed on such insurance and to furnish bank at its request with reasonable evidence thereof. Should such insurance (or lack thereof) upon said goods for any reason not be reasonably satisfactory to Bank, Bank may (but is not obligated to) obtain, after notice, at Borrowers' expense, insurance satisfactory to Bank.

          (c) In connection with each Letter of Credit, neither Bank nor any correspondent shall be responsible for: (i) the existence, character, quality, quantity, condition, packing, value or delivery of the property purporting to be represented by documents; (ii) any difference in character, quality, condition or value of the property from that expressed in documents; (iii) the time, place, manner or order in which shipment of the property is made; (iv) partial or incomplete shipment referred to in such Letter of Credit; (v) the character, adequacy or responsibility of any insurer, or any other risk connected with insurance other than insurance procured by the Bank; (vi) any deviation from instructions, delay, default or fraud by the beneficiary or anyone else in connection with the property or the shipping thereof; (vii) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; (viii) delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (ix) delay in giving or failure to give notice of arrival or any other notice; (x) any breach of contract between the Letter of Credit beneficiaries and Borrowers;
(xi) any laws, customs, and regulations which may be effective in any jurisdiction where any negotiation and/or payment of such Letter of Credit occurs; (xii) failure of documents (other than documents required by the terms of the Letter of Credit) to accompany any draft at negotiation; or (xiii) failure of any entity to note the amount of any document or draft on the reverse of such Letter of Credit or to surrender or to take up such Letter of Credit or to forward documents other than documents required by the terms of the Letter of Credit. In connection with each Letter of Credit, Bank shall not be responsible for any error, neglect or default of any of their correspondents. None of the above shall affect, impair or prevent the vesting of any of the Bank's rights or powers hereunder. If a Letter of Credit provides that payment is to be made by Bank's correspondent, neither Bank nor such correspondent shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into the Bank's hands, or for any delay in connection therewith, and Borrowers' obligation to make reimbursements shall not be affected by such failure or delay in the receipt of any such documents.

          (d) Notwithstanding but without limiting the foregoing, with respect to any Letter of Credit, Borrowers shall have a claim against Bank, and Bank shall be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrowers caused by the Bank's willful misconduct or gross negligence.

                 (e) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Letter of Credit.

                                   SECTION 3

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          Borrowers represent and warrant to Bank as follows:

          3.1  Organization and Good Standing.  Each Borrower is a corporation,
               ------------------------------
partnership or other legal entity as set forth on Exhibit C attached hereto, duly formed and validly existing under the laws of its state of formation as set forth on Exhibit C attached hereto, and each has the power and authority to carry on its business as now conducted, is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to so qualify would not cause a Material Adverse Effect.

          3.2  Power and Authority; Validity of Agreement.  Each Borrower has
               ------------------------------------------
the power and authority under applicable law and under its articles or certificate of incorporation and bylaws or other organizational documents to enter into and perform the Loan Documents to the extent that it is a party thereto; and all actions necessary or appropriate for the execution and performance by such Borrower of the Loan Documents have been taken, and, upon their execution, the same will constitute the valid and binding obligations of each Borrower to the extent it is a party thereto, enforceable in accordance with their terms.

          3.3  No Violation of Laws or Agreements.  The making and performance
               ----------------------------------
of the Loan Documents by each Borrower will not violate any provisions of any law or regulation, federal, state, local, or foreign or any Borrower's respective articles or certificate of incorporation and bylaws or other organizational documents, or result in any breach or violation of, or constitute a default under, any agreement or instrument by which any Borrower or its property may be bound.

          3.4  Material Contracts.  There exists no default by any Borrower
               ------------------
under any contracts material to the business(es) of each Borrower which default, or defaults taken as a whole, is or are reasonably likely to have a Material Adverse Effect.

           3.5 Compliance.
               ----------

                 (a) Each Borrower is in material compliance with all applicable laws and regulations, federal, state, local or foreign (including without limitation those administered by the Local Authorities);

               (b) Each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority, necessary or required in the conduct of its respective business(es) as of the date hereof; and as of the date hereof all such franchises, permits, licenses, certificates and grants are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or asserted claims opposing the issuance, development or use thereof or contesting the validity thereof, except to the extent that the failure to obtain or maintain any of the foregoing is not, either singly or in the aggregate, reasonably likely to have a Material Adverse Effect;

               (c) No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by any Borrower by reason of or in connection with such Borrower's execution and performance of the Loan Documents, except those which have been obtained; and

               (d) Since January 31, 1997, to the best of each Borrower's knowledge, no employee of any Borrower, or any supplier of any of them, has been employed in violation of Section 6 or Section 7 of the Fair Labor Standards Act (29 U.S.C. (S)201 et seq.) (the "FLSA"), or in violation of any regulation or
                  -- ---
order of the Secretary of Labor of the United States under Section 14 of the FLSA, except to the extent that any such violation, either singly or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

          3.6  Litigation.  Except as set forth on Exhibit C attached hereto,
               ----------
there are no actions, suits, proceedings or claims which are pending or, to the best knowledge of any member of Borrowers' senior management, threatened, against any Borrower which, if adversely resolved, are reasonably likely to have a Material Adverse Effect.

          3.7  Title to Assets.  Each Borrower has good and marketable title to,
               ---------------
or a valid leasehold interest in or a license to use, all of the properties and assets material to the conduct of its business, free and clear of any liens and encumbrances, except liens and encumbrances permitted pursuant to Paragraph 6.4 hereof and the liens and security interests identified on Exhibit C attached hereto. All such assets are materially covered by the insurance required under Paragraph 5.8 hereof.

           3.8 Accuracy of Information; Full Disclosure.
               ----------------------------------------

               (a) Zany Brainy's annual consolidated financial statements for the period ended January 30, 1999, a copy of which has been furnished to Bank, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Zany Brainy and its consolidated Subsidiaries as of the dates and for the periods covered and disclose all liabilities of Zany Brainy and its consolidated Subsidiaries required to be disclosed in accordance with GAAP, and there has been no material adverse change in the financial condition or business of Zany Brainy and its consolidated Subsidiaries taken as a whole from the date of such statements to the date hereof.

                 (b) Upon its joinder to this Agreement, Zany.com's most recently delivered financial statements a copy of which have been furnished to Bank, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Zany.com and any consolidated Subsidiaries of Zany.com as of the dates and for the periods covered and disclose all liabilities of Zany.com and its consolidated Subsidiaries required to be disclosed in accordance with GAAP, and there has been no material adverse change in the financial condition or business of Zany.com and any consolidated Subsidiaries of Zany.com taken as a whole from the date of such statements to the date hereof.

                 (c) All financial statements and other documents furnished by each Borrower to Bank pursuant to this Agreement and the other Loan Documents do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made. There is no fact presently actually known to the Borrowers which has not been disclosed to Bank in writing which materially and adversely affects the business, operations or conditions (financial or otherwise) of the Borrowers.

           3.9  Taxes and Assessments.
                ---------------------

                 (a) Except as set forth on Exhibit C, each Borrower has duly and timely filed all information and tax returns and reports with any federal, state, or local governmental taxing authority, body or agency, except for any such returns or reports as to which the consequences of any failure to file would not cause an adverse effect to the Borrowers in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000). All taxes, including without limitation income, gross receipts, sales, use, excise, withholding and any other taxes, and any governmental charges, penalties, interest or fines with respect thereto, due and payable by any Borrower, have been paid, withheld or reserved for in accordance with GAAP or, to the extent they relate to periods on or prior to the date of the financial statements referenced in Paragraphs 5.2 and 5.3 hereof, are reflected as a liability on the financial statements in accordance with GAAP, except for such failures to pay, withhold or reserve for as do not involve amounts in excess of Fifty Thousand Dollars ($50,000), including all penalties, interest and fines with respect thereto.

                 (b) Each Borrower has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation, all amounts required with respect to social security and unemployment compensation, relating to its employees, and has remitted such withheld amounts in a timely manner to the appropriate taxing authority, agency or body.

          3.10. Indebtedness.  No Borrower has any presently outstanding
                ------------
Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except the Indebtedness and obligations described in Exhibit C hereto or in Borrowers' financial statements which have been furnished to Bank pursuant to Paragraph 3.8, 5.2 or 5.3 hereof, and Indebtedness permitted pursuant to Paragraph 6.1 hereof.

        3.11.  Management Agreements.  Except as set forth on Exhibit C attached
               ---------------------
hereto, no Borrower is a party to any management or consulting agreements for the provision of senior executive services to such Borrower other than employment agreements.

        3.12.  Investments; Capital Structure.  Each direct and indirect
               ------------------------------
Subsidiary of Zany Brainy is identified on Exhibit C attached hereto, which indicates the number of shares and classes of the capital stock or partnership interests, as applicable, of each such Subsidiary and the ownership thereof.
All such shares are validly issued, fully paid and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws; and the shareholders' ownership of such shares of each Subsidiary is free and clear of any liens or encumbrances or other contractual restrictions. All such partnership interests are validly existing and the creation and sale thereof are in compliance with all applicable federal and state securities and other applicable laws; and the partners' ownership thereof is free and clear of any liens or encumbrances or other contractual restrictions. No Borrower has any other Subsidiaries or any investments in or loans to any other individuals or business entities except for loans and investments permitted pursuant to Paragraph 6.3 or 6.8 hereof and identified on Exhibit C hereto.

        3.13.  ERISA.  Each Borrower and each ERISA Affiliate is in compliance
               -----
in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

               (a) No Borrower nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Borrower or any ERISA affiliate could have any withdrawal liability which is reasonably likely to have a Material Adverse Effect;

               (b) No Borrower nor any ERISA Affiliate sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of (S)412 of the Code, whether or not waived, which is reasonably likely to have a Material Adverse Effect;

               (c) The aggregate liability for accrued benefits and other ancillary benefits under each defined benefit pension Plan that is sponsored or maintained by any Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan by an amount which is reasonably likely to have a Material Adverse Effect;

               (d) The aggregate liability of each Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, is not an amount which is reasonably likely to have a Material Adverse Effect; and

               (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent

Annual Report) of any Borrower or ERISA Affiliate under any Plan providing post-retirement life or health benefits which is reasonably likely to have a Material Adverse Effect.

        3.14.  Fees and Commissions.  No Borrower owes any brokers' or finders'
               --------------------
fees or commissions of any kind, or knows of any claim for any brokers' or finders' fees or commissions, in connection with any Borrower's obtaining the Commitment or the Loan or Letters of Credit from Bank, except those provided herein.

        3.15.  No Extension of Credit for Securities.  No Borrower is now, nor
               -------------------------------------
at any time has it been engaged principally, or as one of its principal activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying any margin stock or margin securities within the meaning of the regulations of the Board of Governors of the Federal Reserve System, nor will the proceeds of the Loan be used by any Borrower, directly or indirectly, for such purposes except those permitted hereunder.

        3.16.  Hazardous Wastes, Substances and Petroleum Products.
               ---------------------------------------------------

               (a) Each Borrower (i) has received all material permits and filed all notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) is in compliance in all material respects with all Environmental Control Statutes.

               (b) Each Borrower has given any written or oral notice to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances of which such Borrower has knowledge on properties owned, leased or operated by such Borrower or used in connection with the conduct of its business and operations as are required under any applicable Environmental Control Statutes.

               (c) No Borrower has received written notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

        3.17.  Solvency.  To the best of each Borrower's knowledge, excluding
               --------
intercompany indebtedness, each Borrower other than Zany.com is and after receipt and application of the first Advance under this Agreement will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and no Borrower is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.17, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the applicable Borrower.

          Each Borrower hereby agrees that to the extent a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower which has not paid its proportionate share of such payment; provided however such Borrower shall not seek any such contribution from any other Borrower until the Loan has been paid in full in cash and the Commitment of the Bank hereunder has been terminated. The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Borrower to Bank, and each Borrower shall remain liable to Bank, jointly and severally, for the full amount of Borrowers' obligations hereunder and under the other Loan Documents.

          3.18.  Employee Controversies. There are no material controversies
                 ----------------------
pending or, to the knowledge of any Borrower, threatened or anticipated between any Borrower and any of its respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to any Borrower's knowledge, threatened between any Borrower and its respective employees and representatives, which in either event or which is reasonably likely to have a Material Adverse Effect.

          3.19.  Year 2000 Compliance. Borrowers have conducted a comprehensive
                 --------------------
review and assessment of their computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products currently sold by them, and are making inquiry of their material suppliers, vendors and customers, with respect to functionality before, during and after the year 2000 (the "Year 2000 Problem"). Borrowers have prepared a plan to ensure that all such systems, goods, equipment and products owned or used by them and material to the conduct of their business will be Year 2000 Compliant in a timely manner, and have provided a copy of such plan to Bank. Borrowers reasonably believe, based on the foregoing review, assessment and inquiry that the Year 2000 Problem will not result in a Material Adverse Effect.

          3.20.  Intellectual Property. Each Borrower owns, or is licensed to
                 ---------------------
use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrowers does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          3.21.  Foreign Assets Control Regulations. Neither the borrowing by
                 ----------------------------------
Borrowers nor their use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Iranian Transaction Regulations, or the Iraqi Sanctions Regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

          3.22.  Investment Company Act. No Borrower is directly or indirectly
                 ----------------------
controlled by or acting on behalf of any person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          3.23.  Public Utility Holding Company Act. No Borrower is a "public
                 ----------------------------------
utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), nor does the execution, delivery and performance of this Agreement or the Note require any filing, authorization or consent under the 1935 Act.

                                   SECTION 4

                                  CONDITIONS
                                  ----------

          4.1.   Effectiveness. The effectiveness of this Agreement shall be
                 -------------
subject to Bank's receipt of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to Bank:

                    (a)  Promissory Note. The Note duly executed by Borrowers.
                         ---------------

                    (b)  Authorization Documents. A certificate of the secretary
                         -----------------------
of each Borrower attaching and certifying as to (i) the certificate or articles of incorporation and bylaws of such Borrower; (ii) resolutions or other evidence of authorization by the board of directors of such Borrower authorizing its execution and full performance of this Agreement, the Note, the other Loan Documents and all other documents and actions required hereunder; and (iii) an incumbency certificate setting forth the name, title and specimen signature of each officer of such Borrower who is authorized to execute the Loan Documents and any requests or communications hereunder on behalf of such entity.

                    (c)  Good Standing. Certificates of good standing or the
                         -------------
equivalent for each Borrower in its state of formation.

                    (d)  Opinion(s) of Counsel. Opinion letter(s) from counsel
                         ---------------------
for the Borrowers as may be reasonably satisfactory to Bank.

                    (e)  Compliance and Borrowing Base Certificates. A completed
                         ------------------------------------------
Compliance Certificate in the form of Exhibit E attached hereto and a completed Borrowing Base certificate in the form of Exhibit F attached hereto, calculated as of the end of the most recent month or most recent fiscal quarter of Borrowers, as applicable, for which such certificates would be required hereunder.

                    (f)  Completion of IPO. A certificate from the chief
                         -----------------
financial officer of Zany Brainy stating that Zany Brainy has received at least $35,000,000 of the proceeds of the initial public offering of 19% of shares of common stock of Zany Brainy.

                    (g)  Payment of Fees. Payment of all fees required by
                         ---------------
Paragraphs 2.10 and 2.11 hereof.

                    (h)  Payoff Letter. A payoff letter from Congress Financial
                         -------------
Corp. together with executed UCC-3 termination statements and other documents relating to the release liens.

                    (i)  L/C Agreements. The Master L/C Agreement in the form of
                         --------------
Exhibit G-1 attached hereto and the Electronic L/C Agreement in the form of Exhibit G-2 attached hereto, each executed by Borrowers and Bank.

                    (j)  Initial Advance Request. A completed Advance Form
                         -----------------------
pursuant to Paragraph 2.6 hereof.

                    (k)  Insurance Certificates. Certificates of insurance with
                         ----------------------
respect to Borrowers' and the Subsidiaries' property, casualty and liability insurance undertaking to furnish Bank with reasonable notice and opportunity to cure any non-payment of premiums prior to termination of coverage.

                    (l)  Consents. Receipt of all required consents and
                         --------
approvals under applicable law or contract.

                    (m)  Lien Searches. UCC, tax, lien, and judgment searches
                         -------------
against Borrowers in those offices and jurisdictions as Bank shall reasonably request.

                    (n)  Other Documents. Such additional documents as Bank
                         ---------------
reasonably may request.

          4.2. Advances. The obligation of Bank to make Advances under the
               --------
Commitment shall be subject to Borrowers' compliance with Paragraph 2.6 hereof and it shall be a condition to Bank's obligation hereunder to make any such Advance that (a) the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as if made on the date of such Advance, (b) no Event of Default or Default shall have occurred and not have been waived on the date of such Advance or be caused by such Advance, (c) all fees required pursuant to Paragraphs 2.10 and 2.11 hereof have been paid as and when due, and (d) there shall have been no Material Adverse Effect since the date of the audited financial statements of Zany Brainy and its consolidated Subsidiaries most recently delivered pursuant to this Agreement, and no event or circumstance (or combination of events or circumstances) shall have occurred which is reasonably likely to have a Material Adverse Effect.

                                   SECTION 5

                             AFFIRMATIVE COVENANTS
                             ---------------------

          Borrowers covenant and agree that so long as the Commitment of Bank to Borrowers or any Indebtedness of Borrowers to Bank is outstanding, each of the Borrowers will and will cause each Subsidiary to (and with respect to Paragraph 5.13, will cause each ERISA Affiliate to):

          5.1. Existence and Good Standing. Preserve and maintain (a) its
               ---------------------------
existence as a corporation, partnership or other legal entity, as specified in Exhibit C attached hereto (provided, however, that Subsidiaries may merge with and into Zany Brainy or other Subsidiaries), and its good standing in all states in which the nature of its business or assets requires such qualification except for such lapses in qualification which are not, either singly or in the aggregate, reasonably likely to have a Material Adverse Effect; and (b) the effectiveness and validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business, except for such instances of ineffectiveness or invalidity as would not, either singly or in the aggregate, have a Material Adverse Effect.

          5.2. Interim Financial Statements. Furnish to Bank within forty-five
               ----------------------------
(45) days of the end of each of the first three quarterly periods in each fiscal year of Borrowers and Zany.com, if joined as provided in Paragraph 5.20(b) hereof, unaudited quarterly consolidated financial statements, as applicable, in form and substance as reasonably required by Bank, including (i) a consolidated balance sheet, (ii) a consolidated statement of income, and (iii) a statement of cash flows, prepared in accordance with GAAP consistently applied (except that such interim statements need not contain footnotes and may be subject to year-end adjustments).

          5.3. Annual Financial Statements. Furnish to Bank within ninety (90)
               ---------------------------
days after the close of each fiscal year audited consolidated annual financial statements, including the information required under Paragraph 5.2 hereof, which financial statements shall be prepared in accordance with GAAP and shall be certified without qualification (except with respect to changes in GAAP as to which Borrowers', or Zany.com's, if applicable, independent certified public accountants have concurred) by any one of the "big five" accounting firms or an independent certified public accounting firm reasonably satisfactory to Bank; and cause Bank to be furnished, at the time of the completion of the annual audit, with copies of any management letters prepared by such accountants and with a certificate signed by such accountants to the effect that during the course of such audit, such accountants have discovered no information which would lead them to believe that Borrowers, either singly or in the aggregate, are not in compliance with any covenant set forth herein.

          5.4. Compliance Certificate. At the time of delivery of quarterly and
               ----------------------
annual financial statements pursuant to Paragraph 5.2 and 5.3 hereof, deliver to Bank a certificate in the form of Exhibit E attached hereto executed by the chief financial officer or controller of Zany Brainy, showing the calculation of the covenants set forth in Paragraph 5.14 through 5.16 hereof, and upon and after the joinder of Zany.com pursuant to Paragraph 5.20 hereof, compliance with the Zany.com Sublimit.

          5.5.  Borrowing Base Certificate. Within fifteen (15) days after the
                --------------------------
end of each month or upon request by Bank at any other time, furnish to Bank a Borrowing Base Certificate in the form of Exhibit F attached hereto executed by the chief financial officer or controller of Zany Brainy.

          5.6.  Additional Information. Deliver to Bank promptly upon
                ----------------------
transmission thereof copies of all financial statements, proxy statements, notices and reports sent to shareholders of Borrowers and Zany.com, and copies of any registration statements (without exhibits), filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), including without limitation, Forms 10Q and Forms 10K, and copies of all auditors' annual management letters delivered to Borrowers.

          5.7.  Books and Records. Keep and maintain adequate books and records
                -----------------
of account in accordance with GAAP and make or cause the same to be made available to Bank or its agents or nominees at any reasonable time during normal business hours upon reasonable notice for inspection and to make extracts thereof and permit bank or its agents or nominees to discuss contents of same with senior officers of Borrowers and also with outside auditors and accountants of Borrowers.

          5.8.  Insurance. Keep and maintain all of their property and assets in
                ---------
good order and repair (and make such property available to Bank or its agents or nominees at any reasonable time during normal business hours upon reasonable notice for inspection) and keep such property and assets covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Bank and opportunity to cure any non-payment of premiums prior to termination of coverage.

          5.9.  Litigation; Event of Default. Notify Bank in writing immediately
                ----------------------------
of: (i) the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect and (ii) the occurrence of any Event of Default or Default hereunder.

          5.10. Taxes. Pay and discharge all taxes, assessments or other
                -----
governmental charges or levies imposed on it or any of its property or assets prior to the date on which any material penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and covered by appropriate reserves maintained in accordance with GAAP.

          5.11. Costs and Expenses. Pay or reimburse Bank for all costs and
                ------------------
expenses (including but not limited to reasonable attorneys' fees and disbursements) Bank may pay or incur in connection with the preparation and review of this Agreement and all other documentation related thereto, and pay or reimburse Bank for all costs, liabilities and expenses (including but not limited to reasonable attorneys' fees and disbursements) associated with all waivers, consents and amendments in connection therewith, and collection or enforcement of the

Loan, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid or in connection with any audit or examination of the Borrowers. All obligations provided for in this Paragraph 5.11 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          5.12.  Compliance; Notification.
                 ------------------------

                 (a) Comply in all material respects with all local, state and federal laws and regulations applicable to its business (including the Environmental Control Statutes), including without limitation all laws and regulations of the Local Authorities, and with the provisions and requirements of all franchises, permits, certificates of compliance, approval and need issued by regulatory authorities and with other like grants of authority held by any Borrower; and notify Bank immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises, licenses or grants of authority, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect.

                 (b) With respect to the Environmental Control Statutes, promptly notify Bank when, in connection with the conduct of any Borrower's business or operations, any person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower, or any Borrower otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and notify Bank in detail promptly upon the receipt by a Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to perform, breach, violation or default.

          5.13.  ERISA. (a) Comply in all material respects with the provisions
                 -----
of ERISA to the extent applicable to any Plan maintained for the employees of any Borrower or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) not permit any event to occur with respect to any Plan sponsored by any Borrower or any ERISA Affiliate (i) as described in
Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Bank in writing promptly after it has come to the attention of senior management of any Borrower of the written assertion or threat of any event described in Section 4042 of ERISA (relating to the soundness of a Plan) (including any "reportable event" described in Section 4042(a)(3) of ERISA to the extent the notice requirement is not waived by the
PBGC) or the PBGC's ability to assert a material liability against it or impose a lien on any Borrower's, or any ERISA Affiliate's properties or assets; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 502 of ERISA.

          5.14. Fixed Charge Coverage Ratio. Maintain as of the last day of each
                ---------------------------
Rolling Period a Fixed Charge Coverage Ratio for Zany Brainy and its consolidated Subsidiaries (other than Zany.com) of not less than the ratio set forth below for the corresponding periods set forth below:


                 Period                               Minimum Ratio
                 ------                               -------------

      Date of Agreement through the
      third quarter of 1999                            1.10 to 1.0

      The fourth quarter of 1999
      through the third quarter of
      2000                                             1.25 to 1.0

      The fourth quarter of 2000 and
      the last day of each Rolling
      Period thereafter                                1.50 to 1.0

          5.15. Leverage Ratio. Maintain as of the last day of each fiscal
                --------------
quarter a Leverage Ratio for Zany Brainy and its consolidated Subsidiaries (other than Zany.com) of not more than .40 to 1.0.

          5.16. Minimum Tangible Net Worth. Maintain as of the date of the
                --------------------------
initial Advance a Minimum Tangible Net Worth of Zany Brainy and its consolidated Subsidiaries (other than Zany.com) of not less than Seventy Million Dollars ($70,000,000), and for each fiscal year of Borrowers' ending after January, 1999, maintain as of the last day of each fiscal year a Minimum Tangible Net Worth of not less than the required Minimum Tangible Net Worth for such fiscal year plus seventy-five percent (75%) of net income for Zany Brainy and its consolidated Subsidiaries (other than Zany.com) for such fiscal year, without deduction for losses.

          5.17. Borrowing Base. Maintain at all times the outstanding principal
                --------------
balance of the Loan plus, without duplication, the amount available to be drawn under all outstanding Letters of Credit and the amount of any unreimbursed draws for Letter of Credit, in an amount less than or equal to the Borrowing Base.

          5.18. Management Changes. Notify Bank in writing within ten (10)
                ------------------
Business Days after the death, disability, dismissal or voluntary resignation of Zany Brainy senior executive officers.

          5.19. Transactions Among Affiliates. Cause all transactions between
                -----------------------------
and among it and its Affiliates, other than transactions among the Borrowers, to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

          5.20. Joinders.
                --------

                 (a) If any Subsidiary is formed or acquired, cause such Subsidiary to become a Borrower hereunder by the execution of a joinder to this Agreement and the Note, together with updates to the applicable disclosure exhibits to reflect such Subsidiary (which disclosure shall be in form and substance satisfactory to Bank) and deliver such other documents as Bank may reasonably require in connection therewith, including without limitation secretary's certificates, lien searches and opinions of counsel; and

                 (b) not less than ten (10) Business Days prior to the request for an Advance or issuance of a Letter of Credit by or for the benefit of Zany.com, Zany.com shall become a Borrower hereunder by the execution of a joinder to this Agreement and the Note, together with updates to the applicable disclosure exhibits to reflect Zany.com matters (which disclosure shall be in form and substance satisfactory to Bank) and shall deliver such other documents as Bank may reasonably require in connection therewith, including without limitation secretary's certificates, lien searches and opinions of counsel.

          5.21. Year 2000 Compliance. Take all action necessary to assure that
                --------------------
Borrowers' computer systems and applications, micro-processor based goods and equipment owned or used by them in their business, and all products sold by them will be Year 2000 Compliant in a timely manner; and use reasonable best efforts to assure the Year 2000 Compliance of their material vendors and suppliers or to assure that failures to be Year 2000 Compliant by such vendors and suppliers will not have a Material Adverse Effect. Borrowers shall provide to Bank any material updates or revisions to its plan for Year 2000 Compliance delivered pursuant to Paragraph 3.19 and notice of any material increase in the estimated costs to Borrowers of achieving Year 2000 Compliance in accordance with such plan; and, at the request of Bank, Borrowers shall provide Bank assurances acceptable to Bank regarding the Year 2000 Compliance and/or contingency plans related thereto, of Borrowers and their material vendors and suppliers.

          5.22. Conduct of Business. Continue to conduct its business(es)
                -------------------
principally in retailing services.

          5.23. Zany.com Sublimit. Maintain at all times the outstanding
                -----------------
principal balance of Loans to Zany.com plus, without duplication, the amount available to be drawn under all outstanding Letters of Credit for the benefit of Zany.com and the amount of unreimbursed draws for Letters of Credit for the benefit of Zany.com, in an amount less than or equal to the Zany.com Sublimit.

          5.24. Other Information. Provide Bank with any other documents and
                -----------------
information, financial or otherwise, reasonably requested by Bank from time to time.

                                   SECTION 6

                              NEGATIVE COVENANTS
                              ------------------

          So long as any Commitment or any Indebtedness of Borrowers to Bank remains outstanding hereunder, Borrowers covenant and agree that without Bank's prior written consent, each Borrower will not, and will not permit any Subsidiary to:


          6.1. Indebtedness. Borrow any monies or create any Indebtedness
               ------------
except: (i) borrowings from Bank hereunder; (ii) trade Indebtedness in the normal and ordinary course of business for value received; (iii) Indebtedness incurred to purchase or lease fixed or capital assets, provided, that the aggregate original principal amount of such Indebtedness incurred in any fiscal year shall not exceed in the aggregate Five Million Dollars ($5,000,000); (iv) guaranties permitted pursuant to Paragraph 6.2 hereof; (v) Indebtedness due to other Borrowers and Subsidiaries, provided however, that Indebtedness of Zany.com to Zany Brainy, together with investments in Zany.com by Zany Brainy, shall not exceed: (A) in any twelve (12) month period, Five Million Dollars ($5,000,000); and (B) in the aggregate, Ten Million Dollars ($10,000,000).

          6.2.  Guaranties. Guarantee or assume or agree to become liable in any
                ----------
way, either directly or indirectly, for any Indebtedness or liability of others, whether or not contingent, except (i) to endorse checks or drafts in the ordinary course of business and (ii) any Borrower may guaranty Indebtedness of another Borrower which is permitted pursuant to Paragraph 6.1 hereof.

          6.3.  Loans. Make any loans or advances to others, other than: (i)
                -----
investments and advances permitted by Paragraph 6.8 hereof; (ii) loans or advances to employees of Borrowers not to exceed in the aggregate $1,000,000;
(iii) loans by and among Borrowers and Subsidiaries, provided however, that loans from Zany Brainy to Zany.com, together with investments in Zany.com by Zany Brainy, shall not exceed: (A) in any twelve (12) month period, Five Million Dollars ($5,000,000); and (B) in the aggregate, Ten Million Dollars.

          6.4.  Liens and Encumbrances. Create, permit or suffer the creation of
                ----------------------
any liens, security interests, or any other encumbrances on (including any conditional sales arrangement with respect to) any of its property, real or personal, except (i) liens arising in favor of sellers or lessors for Indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Paragraph 6.1(iii) hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (ii) mechanic's and workman's liens, liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (iv) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises, or public and statutory obligations required in the ordinary course of business; (v) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (vi) deposits to secure Leases; (vii) sales on lay-away or similar arrangements in the ordinary course of business; (viii) liens existing on the date hereof and set forth on Exhibit C attached hereto;

(ix) notwithstanding anything to the contrary contained in any Loan Document, each Borrower may enter into Leases which create security interests in or liens on (A) such Borrower's interest in such Leases and (B) such Borrower's personal property located within the underlying real property in favor of the landlord and/or mortgagee of such underlying real property; (x) liens constituting encumbrances in the nature of zoning restrictions, easements, rights of way and rights of access and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair these thereof in the ordinary conduct of business and (xi) judgment or similar liens arising in connection with court proceedings, provided that the execution or enforcement of such liens is effectively stayed, the claims secured thereby are not in excess of $1,000,000 and are being actively contested in good faith and by appropriate proceedings and such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

          6.5.  Additional Negative Pledge. Agree or covenant with or promise
                --------------------------
any person or entity other than Bank that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property other than in favor of persons benefitting from a Lien permitted by
Section 6.4(i) and which negative pledge is limited to the assets subject to such Lien.

          6.6.  Restricted Payments. Make any Restricted Payments.
                -------------------

          6.7.  Transfer of Assets; Liquidation.
                -------------------------------

                   (a) Sell, lease, transfer or otherwise dispose of all or substantially all of its assets, real or personal, other than: (i) to another Borrower; (ii) in transactions in the normal and ordinary course of business for value received; or (iii) a sale of assets no longer used or usable in the business of such Borrower; or

                   (b) Discontinue, liquidate, or change in any material respect any substantial part of its operations or business(es).

          6.8.  Acquisitions and Investments. Purchase or otherwise
                ----------------------------
acquire (including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, or assets of, or make any investments in, any other firm or corporation, other than Permitted Investments; or enter into any new business activities or ventures not reasonably related to its present business; or merge or consolidate with or into any other firm or corporation which is not a Borrower; or create any Subsidiary; provided, however that in the absence of a Default or an Event of Default at such time and if such transaction will not give rise to a Default or an Event of Default: (A) Borrowers may create additional Subsidiaries, provided that (i) all of the outstanding capital stock of such Subsidiary is owned by a Borrower or wholly-owned Subsidiary, (ii) Borrowers provide to Bank, with a copy to its counsel, not less than thirty (30) days prior written notice of the proposed Subsidiary creation, indicating the purpose thereof and any supplemental disclosure that will be required pursuant to the representations and warranties set forth herein, (iii) Borrowers comply with the terms and conditions of Paragraph 5.20 hereof, and (iv) taking into account any supplement or amendment to Exhibit C hereto which is acceptable to Bank, all of the representations and warranties set forth herein are true and correct in all material respects prior to and following the acquisition or creation of such Subsidiary; (B) Borrowers may make Permitted Acquisitions; and (C) Zany Brainy may make investments in Zany.com which, together will all loans and advances from Zany Brainy to Zany.com, shall not exceed: (i) in any twelve month period, Five Million Dollars ($5,000,000), and
(ii) the aggregate, Ten Million Dollars ($10,000,000).

          6.9.  Payments to Affiliates. Pay any salaries, compensation,
                ----------------------
management fees, consulting fees, service fees, licensing fees, or other similar payments to Affiliates of any Borrower (except other Borrowers) other than on terms and conditions substantially as favorable to the Borrowers as would be obtainable by it in a comparable arm's length transaction with a person other than an Affiliate.

          6.10. Use of Proceeds. Except as permitted by Paragraph 6.6 hereof,
                ---------------
use any of the proceeds of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

          6.11. Maximum Capital Expenditures. Make Capital Expenditures in any
                ----------------------------
fiscal year in excess of Twenty-Five Million Dollars ($25,000,000). Amounts not expended in any fiscal year may be expended in the following fiscal year.


                                   SECTION 7

                               RIGHT OF SET-OFF
                               ----------------

          7.1.  Funds of Borrowers in Possession of Bank. As security for the
                ----------------------------------------
payment of any and all of Borrowers' Indebtedness and obligations to Bank, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, Borrowers hereby grant to Bank a security interest in and lien upon all funds, balances or other property of any kind of the Borrowers, or in which the Borrowers have an interest, limited to the interest of the Borrowers therein, whether now or hereafter in the possession, custody or control of Bank.

          7.2.  Right of Set-off. Bank is hereby authorized at any time and from
                ----------------
time to time, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Bank to or for the credit or the account of a Borrower against any and all of the obligations of a Borrower now or hereafter existing under this Agreement, the Note or any other Loan Document, irrespective of whether Bank shall have made any demand under this Agreement, or the Note or such other Loan Document and although such obligations may be unmatured and irrespective of whether Bank is otherwise fully secured. Bank agrees promptly to notify the applicable Borrower after any such set-off and application made by Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

                                   SECTION 8

                                    DEFAULT
                                    -------

          8.1.  Events of Default. Each of the following events shall be an
                -----------------
Event of Default hereunder:

                    (a) If Borrowers shall fail to pay when due any installment of principal or any interest, fees, costs, expenses or any other sum payable to Bank hereunder and, in the case of interest or non-principal payments, such failure shall remain unremedied for five (5) days after the date due; or

                    (b) If any representation or warranty made herein or in any other Loan Document or in connection herewith or therewith or in any statement, certificate or other document furnished hereunder or thereunder is false or misleading in any material respect when made; or

                    (c) If any Borrower shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any Indebtedness for borrowed money to another either singly or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) whether now or hereafter incurred, or shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any other Indebtedness or obligation which is reasonably likely to result in an obligation in excess of Five Hundred Thousand Dollars ($500,000); or

                    (d) If there shall be a default in or failure to observe the covenants set forth in Paragraphs 5.14 through 5.17 hereof or in Section 6 hereof; or

                    (e) If any Borrower shall default in the performance of any other agreement or covenant contained herein or in any other Loan Document (other than as provided in subparagraphs (a), (b) or (d) above) or in any document executed or delivered in connection herewith or therewith, and such default shall continue uncured for thirty (30) days after notice thereof to Borrowers given by Bank; or

                    (f)  If a Change of Control shall occur; or

                    (g) If Zany Brainy ceases to own, directly or indirectly 100% of the outstanding capital stock of each Subsidiary other than Zany.com or

                    (h) If custody or control of any substantial part of the property of any Borrower or Subsidiary shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any license, franchise or agreement of a Borrower or Subsidiary shall be suspended, revoked, not renewed or otherwise terminated, the loss of which would reasonably be expected to have a Material Adverse Effect; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would have Material Adverse Effect; or

                    (i) If any Borrower or Subsidiary becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within sixty (60) days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within sixty (60) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by any Borrower or Subsidiary; if any order for relief is entered relating to any of the foregoing proceedings; if any Borrower or Subsidiary shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Borrower or Subsidiary shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

                    (j) any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrowers have incurred or in the opinion of Borrowers are reasonably likely to incur liabilities that exceed by Five Hundred Thousand Dollars ($500,000) or more the insurance proceeds received or to be received in connection with such liability; or

                    (k) if any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability that exceeds by Five Hundred Thousand Dollars ($500,000) or more the insurance proceeds received or to be received in connection with such liability shall be rendered, issued or levied against any Borrower or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy unless such judgment is covered by insurance and the insurer has acknowledged coverage in writing with respect thereto; or

                    (l) the aggregate liability of one or more Plans has increased after the date of this Agreement in an amount in excess of Five Hundred Thousand Dollars ($500,000) due to any "reportable event" described in
Section 4043 of ERISA..

          8.2.  Remedies. Upon the happening of any Event of Default and at any
                --------
time thereafter, and by notice by Bank to Borrowers (except if an Event of Default described in Paragraph 8.1(i) shall occur with respect to any Borrower, in which case acceleration of the Loan and termination of the Commitment shall occur automatically without notice), Bank may (i) terminate the Commitment, and
(ii) declare the entire unpaid balance, principal, interest, fees, and other amounts of all Indebtedness of Borrowers to Bank, hereunder or otherwise, to be immediately due and payable. Upon such declaration, Bank shall have the immediate right to enforce or realize on any collateral security granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. In addition to any rights granted hereunder or in any of the Loan Documents delivered in connection herewith, Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

                                   SECTION 9

                                 MISCELLANEOUS
                                 -------------

          9.1. Indemnification and Release Provisions.  Borrowers hereby agree
               --------------------------------------
to defend Bank and its directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of claims by any third party relating to or in connection with or by reason of this Agreement or any other Loan Document, the Commitment, the issuance or negotiation of any Letters of Credit, or the making of the Loan, other than those resulting primarily from any such party's own wilful misconduct or gross negligence, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to any Borrower's properties or assets. Borrowers hereby release Bank and its directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them other than those resulting primarily from any such party's own wilful misconduct or gross negligence. All obligations provided for in this Paragraph 9.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          9.2. Participations and Assignments. Borrowers hereby acknowledge and
               ------------------------------
agree that Bank may at any time: (a) grant participations in all or any portion the Commitment or the Loan or the Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by Borrowers hereunder shall be determined as if Bank had not granted such Participation; and (ii) any agreement pursuant to which Bank may grant a
Participation: (x) shall provide that Bank shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on the Loan or postpone the date fixed for any payment of principal of or interest on the Loan; and (z) shall not relieve Bank from its obligations, which shall remain absolute, to make Advances hereunder; and (b) assign all or any portion of its rights under the Loan, including an assignment to a Federal Reserve Bank. Borrowers may not assign or transfer their rights or obligations hereunder to any other party, including by operation of law, without the express written consent of Bank.

          9.3. Binding and Governing Law.  This Agreement and all documents
               -------------------------
executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, except as may be required by mandatory provisions of applicable law, shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

          9.4. Survival.  All agreements, representations, warranties and
               --------
covenants of Borrowers contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder, and except for Paragraphs 5.11 and 9.1 which provide otherwise, will continue in full force and effect as long as the Commitment or any Letter of Credit remains in effect or any Indebtedness or other obligation of Borrowers to Bank remains outstanding.

          9.5. No Waiver; Delay.  If Bank shall waive any power, right or remedy
               ----------------
arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events with respect to Bank. No delay by Bank in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Bank's powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          9.6. Modification; Waiver.  Except as otherwise provided in this
               --------------------
Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

          9.7. Headings.  The various headings in this Agreement are inserted
               --------
for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          9.8. Notices.  Any notice, request or consent required hereunder or in
               -------
connection herewith shall be deemed satisfactorily given when received if in writing and delivered by hand, mailed (registered or certified mail) or sent by facsimile transmission (with confirmation of transmission) to Bank or to any Borrower at the respective addresses or telecopier numbers set forth below, or to any party at such other addresses or telecopier numbers as may be given by any party to the others in writing:

          If to any Borrower:

          Zany Brainy, Inc.
          2520 Renaissance Boulevard
          King of Prussia, PA 19406
          Attention: Howard B. Cates, III
          Telecopier: 610-896-3684

          with a copy to:

          Zany Brainy Legal Department
          2520 Renaissance Boulevard
          King of Prussia, PA 19406
          Attention: Dan Kaufman, Esq.
          Telecopier: 610-896-3684

          and:

          Morgan, Lewis & Bockius, LLP
          1701 Market Street
          Philadelphia, PA 19103
          Attention: Michael J. Pedrick, Esq.
          Telecopier: 215-963-5299

          if to Bank:

          First Union National Bank
          One South Penn Square
          PA 4819
          Philadelphia, PA 19107-7618
          Attention: Irene Rosen Marks
          Telecopier: 215-973-7671

          with a copy to:

          Pepper Hamilton LLP
          3000 Two Logan Square
          18th & Arch Streets
          Philadelphia, PA 19103-2799
          Attention: Lisa D. Kabnick, Esq.
          Telecopier: 215-981-4750

Failure to provide a copy of any notice or other communication to counsel as provided above shall not affect the validity or effect of such notice or other communication.

          9.9.  Payment on Non-Business Days.  Whenever any payment to be made
                ----------------------------
hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

          9.10. Time of Day.  All time of day restrictions imposed herein shall
                -----------
be calculated using Bank's local time.

          9.11. Severability.  If any provision of this Agreement or the
                ------------
application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          9.12. Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

          9.13. Arbitration.  Upon demand of any party hereto, whether made
                -----------
before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

          Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 53, et seq. of the Arbitration Rules shall be applicable to claims of less than
-- ---
$1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney.

          9.14. Consent to Jurisdiction and Service of Process.  Each Borrower
                ----------------------------------------------
irrevocably appoints each officer of Zany Brainy as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement, the Note, any other Loan Document or any Letter of Credit; each Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any officer of Zany Brainy; and each Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of each Borrower.

Notwithstanding the foregoing, Bank, in its absolute discretion, may also initiate proceedings in the courts of any other jurisdiction in which any Borrower may be found or in which any of its properties may be located.

          9.15. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY
                --------------------
KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY

RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE, OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK'S ENTERING INTO THIS AGREEMENT.

          9.16. ACKNOWLEDGMENTS.  EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD THE
                ---------------
ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 9.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO SUCH BORROWER BY SUCH COUNSEL.

          IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, as applicable, have executed this Agreement the day and year first above written.

ATTEST:                                  ZANY BRAINY, INC.


By:  _______________________             By:  ___________________________
     Name:                                    Name:
     Title:                                   Title:

ATTEST:                                  CHILDREN'S PRODUCTS, INC.


By:  _______________________             By:  ___________________________
     Name:                                    Name:
     Title:                                   Title:

ATTEST:                                  CHILDREN'S DEVELOPMENT INC.


By:  _______________________             By:  ___________________________
     Name:                                    Name:
     Title:                                   Title:

ATTEST:                                  CHILDREN'S DISTRIBUTION, L.L.C.


By:  _______________________             By:  ___________________________
     Name:                                    Name:
     Title:                                   Title:

                                         FIRST UNION NATIONAL BANK


                                         By:  ___________________________
                                              Name:
                                              Title:

                      AMENDMENT NO. 1 TO CREDIT AGREEMENT

          THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment No. 1") is made this 7th day of March, 2000 by and among ZANY BRAINY, INC., a Pennsylvania corporation ("Zany Brainy"), the Subsidiaries of Zany Brainy signatory hereto (individually and collectively, together with Zany Brainy, the "Borrowers") and FIRST UNION NATIONAL BANK, a national banking association ("Bank").

                                  BACKGROUND
                                  ----------

          Borrowers and Bank entered into a Credit Agreement dated June 14, 1999 (as amended hereby and as may be further amended from time to time, the "Credit Agreement"). Sections 6.1, 6.3 and 6.8 of the Credit Agreement prohibit Zany Brainy from making loans to or investments in Zany.com in excess of Five Million Dollars ($5,000,000) in any twelve month period or in excess of Ten Million Dollars ($10,000,000) in the aggregate. In October of 1999, Zany Brainy invested Five Million Dollars in Zany.com. Zany Brainy has informed Bank that it wishes to invest up to an additional Seven Million Dollars ($7,000,000) to Zany.com during the first quarter of 2000. In order to permit such additional investment, Borrowers and Bank have agreed to make certain amendments to the Credit Agreement as set forth herein and subject to the terms and conditions hereof.

          In consideration of the foregoing and the premises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   Definitions
               -----------

               a.   General Rule.  Unless otherwise defined herein, terms used
                    ------------
herein which are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

               b.   Additional Definitions.  The following definitions are
                    ----------------------
hereby added to Section 1 of the Credit Agreement to read in their entirety as follows:

               "Amendment No. 1" means the Amendment No. 1 to and Consent under
                ---------------
          Credit Agreement by and among Borrowers and Bank dated March 7, 2000.

               "Amendment No. 1 Effective Date" means the date on which the
                ------------------------------
          conditions set forth in Paragraph 5 of Amendment No. 1 have been satisfied.

          2.   Amendment to Sections 6.1 (Indebtedness) and 6.3 (Loans) of the
               ---------------------------------------------------------------
Credit Agreement.  Sections 6.1 and 6.3 of the Credit Agreement are each amended
----------------
so as to strike the words in the proviso of each section reading: ":(A) in any twelve (12) month period, Five Million Dollars ($5,000,000); and (B) in the aggregate, Ten Million Dollars ($10,000,000)"and to replace such words with: ", in the aggregate, Twelve Million Dollars ($12,000,000)."


          3.   Amendment to Section 6.8(C) (Acquisitions and Investments) of the
               -----------------------------------------------------------------
Credit Agreement.  Sections 6.8(C) of the Credit Agreement is amended so as to
----------------
strike the words reading: ":(i) in any twelve (12) month period, Five Million Dollars ($5,000,000), and (ii) the aggregate, Ten Million Dollars ($10,000,000)" and replace such words with: ", in the aggregate, Twelve Million Dollars ($12,000,000)."

          4.   Representations and Warranties.  Borrowers hereby represent and
               ------------------------------
warrant to Bank as follows:

               a.   Representations.  The representations and warranties set
                    ---------------
forth in Section 3 of the Credit Agreement are true and correct in all material respects as of the date hereof; there is no Event of Default or Default under the Credit Agreement, as amended hereby; and there has been no material adverse change in the financial condition or business of any Borrower from the date on which Borrower last delivered financial statements to Bank.

               b.   Power and Authority.  Each Borrower has the power and
                    -------------------
authority under the laws of its state of incorporation and under its articles or certificate of incorporation and bylaws or other formation documents to enter into and perform this Amendment No. 1 and the other documents and agreements required hereunder (collectively, the "Amendment Documents"); all actions (corporate or otherwise) necessary or appropriate for the execution and performance by each Borrower of the Amendment Documents have been taken; and the Amendment Documents and the Credit Agreement, as amended, each constitute the valid and binding obligations of each Borrower, enforceable in accordance with their respective terms.

               c.   No Violations of Law or Agreements.  The making and
                    ----------------------------------
performance of the Amendment Documents by each Borrower will not (i) violate any provisions of any law or regulation, federal, state or local, or the articles or certificate of incorporation or bylaws or other formation documents of any Borrower or (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any agreement or instrument by which any Borrower or its property may be bound.

          5.   Conditions to Effectiveness of Amendment. This Amendment No. 1
               ----------------------------------------
shall be effective upon Bank's receipt of the following documents, each in form and substance satisfactory to Bank:

               a.   Amendment No. 1.  This Amendment No. 1 duly executed by
                    ---------------
Borrowers and Bank.

               b.   Other Documents.  Such additional documents as Bank may
                    ---------------
reasonably request.

          6.   Affirmations.  Each Borrower hereby: (i) affirms all the
               ------------
provisions of the Credit Agreement, as amended by this Amendment No. 1, and (ii) agrees that the terms and conditions of the Credit Agreement, as amended by this Amendment No. 1, shall continue in full force and effect as supplemented and amended hereby.

          7.   Miscellaneous.
               -------------

               a. Each Borrower agrees to pay or reimburse Bank for all reasonable fees and expenses (including without limitation reasonable fees and expenses of counsel) incurred by Bank in connection with the preparation, execution and delivery of this Amendment No. 1.

               b. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law or choice of law principles.

               c. All terms and provisions of this Amendment No. 1 shall be for the benefit of and be binding upon and enforceable by the respective successors and assigns of the parties hereto.

               d. This Amendment No. 1 may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document and each such counterpart shall be deemed an original.

               e. Except as expressly set forth herein, neither the execution, delivery or performance of this Amendment No. 1, any consent or waiver set forth herein, nor anything contained herein shall be construed as or shall operate as a consent to or waiver of any provision of, or any right, power or remedy of Bank under the Credit Agreement and the agreements and documents executed in connection therewith.


          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 the day and year first above written.

                                         BORROWERS:

ATTEST:                                  ZANY BRAINY, INC.


By:  _______________________             By:  ________________________
     Name:                                    Name:
     Title:                                   Title:



ATTEST:                                  CHILDREN'S PRODUCTS, INC.


By:  _______________________             By:  ________________________
     Name:                                    Name:
     Title:                                   Title:



ATTEST:                                  CHILDREN'S DEVELOPMENT INC.


By:  _______________________             By:  ________________________
     Name:                                    Name:
     Title:                                   Title:

                             [EXECUTIONS CONTINUED]

ATTEST:                                  CHILDREN'S DISTRIBUTION, L.L.C.


By:  _________________________           By:  _______________________
     Name:                                    Name:
     Title:                                   Title:




                                         BANK:

                                         FIRST UNION NATIONAL BANK


                                         By:  ___________________________
                                              Name:
                                              Title: